UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): February 18, 2021

NORTHERN OIL AND GAS, INC.

(Exact name of Registrant as specified in its charter)

Delaware	001-33999	95-3848122
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

601 Carlson Parkway, Suite 990 Minnetonka, Minnesota	55305
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code (952) 476-9800

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	NOG	NYSE American

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17CFR §240.12b-2).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 1.01.	Entry into a Material Definitive Agreement.

2028 Notes Indenture

On February 18, 2021, Northern Oil and Gas, Inc., a Delaware corporation (the “Company”) and Wilmington Trust, National Association, as trustee, entered into an indenture (the “Indenture”), pursuant to which the Company issued $550,000,000 in aggregate principal amount of the Company’s 8.125% Senior Notes due 2028 (the “2028 Notes”).

Interest and Maturity

The 2028 Notes will mature on March 1, 2028, and interest on the 2028 Notes is payable semi-annually in arrears on each March 1 and September 1, commencing September 1, 2021, to holders of record on the February 15 and August 15 immediately preceding the related interest payment date, at a rate of 8.125% per annum.

Optional Redemption

At any time prior to March 1, 2024, the Company may, on any one or more occasions, redeem up to 35% of the aggregate principal amount of 2028 Notes, upon not less than 15 or more than 60 days’ notice, at a redemption price of 108.125% of the principal amount of the 2028 Notes redeemed, plus accrued and unpaid interest, if any, to the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), in an amount not greater than the net cash proceeds of one or more equity offerings by the Company, provided that (i) at least 65% of the aggregate principal amount of 2028 Notes issued under the Indenture (including any Additional Notes (as defined in the Indenture) but excluding 2028 Notes held by the Company and its Subsidiaries (as defined in the Indenture)) remains outstanding immediately after the occurrence of such redemption (unless all 2028 Notes are redeemed substantially concurrently) and (ii) the redemption occurs within 180 days of the date of the closing of each such equity offering. In addition, prior to March 1, 2024, the Company may redeem all or a part of the 2028 Notes, on any one or more occasions, upon not less than 15 or more than 60 days’ notice, at a redemption price equal to 100% of the principal amount of the 2028 Notes redeemed, plus an applicable make-whole premium and accrued and unpaid interest, if any, to, but excluding, the redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date).

On or after March 1, 2024, the Company may redeem all or a part of the 2028 Notes, on any one or more occasions, upon not less than 15 or more than 60 days’ notice, at the redemption prices (expressed as percentages of principal amount) set forth below, plus accrued and unpaid interest, if any, on the 2028 Notes redeemed to, but excluding, the applicable redemption date (subject to the right of holders of record on the relevant record date to receive interest due on an interest payment date that is on or prior to the redemption date), if redeemed during the twelve-month period beginning on March 1 of the years indicated below:

YEAR	REDEMPTION PRICE
2024	104.063%
2025	102.031%
2026 and thereafter	100.000%

Change of Control

If a Change of Control Triggering Event (as defined in the Indenture) occurs, each holder of 2028 Notes may require the Company to repurchase all or any part of that holder’s 2028 Notes for cash at a price equal to 101% of the aggregate principal amount of the 2028 Notes repurchased, plus any accrued and unpaid interest on the 2028 Notes repurchased to, but excluding, the date of purchase (subject to the right of holders of record on the relevant record date to receive interest due on the relevant interest payment date on or prior to the date of purchase).

Certain Covenants

The Indenture contains covenants that, among other things, limit the Company’s ability and the ability of its restricted subsidiaries, if any, to: (i) incur or guarantee additional indebtedness or issue certain types of preferred stock; (ii) pay dividends or distributions in respect of equity interests or redeem, repurchase or retire equity securities or subordinated indebtedness; (iii) transfer or sell certain assets; (iv) make investments; (v) create liens to secure indebtedness; (vi) enter into agreements that restrict dividends or other payments from any non-guarantor subsidiary to the Company; (vii) consolidate with or merge with or into, or sell substantially all of the Company’s assets to, another person; (viii) enter into transactions with affiliates; and (ix) create unrestricted subsidiaries. These covenants are subject to a number of important exceptions and qualifications, and many of these covenants will be terminated if the 2028 Notes achieve an investment grade rating from either Moody’s Investors Services, Inc. or S&P Global Ratings.

Events of Default

The Indenture contains customary events of default, including, but not limited to: (i) default for 30 days in the payment when due of interest on the 2028 Notes; (ii) default in payment when due of the principal of, or premium, if any, on the 2028 Notes; (iii) failure by the Company or certain of its subsidiaries, if any, to comply with certain of their respective obligations, covenants or agreements contained in the 2028 Notes or the Indenture, subject to certain notice and grace periods; (iv) failure by the Company or any of its restricted subsidiaries to pay indebtedness within any applicable grace period or the acceleration of any such indebtedness if the total amount of such indebtedness exceeds $35.0 million; (v) failure by the Company or any of its restricted subsidiaries that is a Significant Subsidiary (as defined in the Indenture) to pay final non-appealable judgments aggregating in excess of $35.0 million, which judgments are not paid, discharged or stayed for a period of 60 days; (vi) except as permitted by the Indenture, any guarantee of the 2028 Notes is held in any judicial proceeding to be unenforceable or invalid, or ceases for any reason to be in full force and effect, or is denied or disaffirmed by a Guarantor (as defined in the Indenture); and (vii) certain events of bankruptcy or insolvency described in the Indenture with respect to the Company and its restricted subsidiaries that are Significant Subsidiaries.

Fourth Supplemental Indenture

In connection with the Tender Offer (as defined below), the Company also solicited consents (the “Consent Solicitation”) to certain proposed amendments (the “Proposed Amendments”) to the indenture dated as of May 15, 2018, among the Company and Wilmington Trust, National Association, as trustee and as collateral agent (as supplemented from time to time, the “2023 Notes Indenture”), which governs the Company’s 8.50% Senior Secured Second Lien Notes due 2023 (the “2023 Notes”). Holders of 2023 Notes who validly tendered and did not validly withdraw their 2023 Notes at or prior to the Early Tender and Consent Date (as defined below) were deemed to have consented to the Proposed Amendments. Because the requisite consents of the holders of at least a majority of the aggregate principal amount of the outstanding 2023 Notes were received as of the Early Tender and Consent Date, on February 18, 2021, the Company entered into the Fourth Supplemental Indenture (the “Fourth Supplemental Indenture”) with Wilmington Trust, National Association, as trustee and as collateral agent. The Fourth Supplemental Indenture implements the Proposed Amendments which, among other things, amends the 2023 Notes Indenture to eliminate substantially all restrictive covenants and certain of the default provisions contained in the 2023 Notes Indenture.

The foregoing descriptions of the Indenture, the 2028 Notes and the Fourth Supplemental Indenture do not purport to be complete and are qualified in their entirety by reference to the full text of the Indenture (including the form of 2028 Notes) and the Fourth Supplemental Indenture, which are filed with this Current Report on Form 8-K as Exhibits 4.1 and 4.2, respectively.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information required by Item 2.03 relating to the 2028 Notes and the Indenture is contained in Item 1.01 of this Current Report on Form 8-K above and is incorporated herein by reference.

Item 8.01.	Other Events.

Tender Offer Early Settlement Results

On February 17, 2021, the Company announced the early results of its previously announced offer to purchase any and all of its outstanding 2023 Notes (the “Tender Offer”). As of 5:00 p.m. New York City time on February 17, 2021 (the “Early Tender and Consent Date”), an aggregate of $272,086,378 principal amount (or 94.6%) of the outstanding 2023 Notes had been validly tendered pursuant to the Tender Offer and not validly withdrawn (the “Early Tendered Notes”). On February 18, 2021, the Company purchased all of the Early Tendered Notes for an aggregate cost of approximately $283.3 million, including all premiums and accrued interest due in respect of such Early Tendered Notes pursuant to the Tender Offer.

The Tender Offer and the Consent Solicitation are scheduled to expire at 11:59 p.m., New York City time, on March 3, 2021, unless extended (such date and time, as it may be extended, the “Expiration Date”) or earlier terminated. No tenders of 2023 Notes or deliveries of related consents submitted after the Expiration Date will be valid. Because the withdrawal deadline relating to the Tender Offer expired immediately after the Early Tender and Consent Date, any subsequently tendered 2023 Notes may not be withdrawn, except in certain limited circumstances as required by law.

This Current Report on Form 8-K does not constitute an offer to purchase nor a solicitation of an offer to sell any 2023 Notes in the Tender Offer. The Tender Offer and the Consent Solicitation are only being made pursuant to the Company’s Offer to Purchase and Consent Solicitation Statement, dated as of February 3, 2021, as it may be amended or supplemented from time to time. The Tender Offer and the Consent Solicitation are not being made to holders of any 2023 Notes in any state or jurisdiction in which the making or acceptance thereof would be unlawful under the securities laws of any such jurisdiction.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit No.	Description

4.1	Indenture, dated February 18, 2021, between the Company and Wilmington Trust, National Association, as trustee (including Form of 8.125% Senior Note due 2028).

4.2	Fourth Supplemental Indenture, dated February 18, 2021, among the Company and Wilmington Trust, National Association, as trustee and collateral agent.

104	The cover page from this Current Report on Form 8-K, formatted in Inline XBRL.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2021	NORTHERN OIL AND GAS, INC.

	By	/s/ Erik J. Romslo
Erik J. Romslo Chief Legal Officer and Secretary